Exhibit 10.7

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of May 4, 2021 and effective as of the Effective Date (as defined below) between The Beauty Health Company (“Parent”), Edge Systems LLC d/b/a The HydraFacial Company (the “Company”), and Liyuan Woo (“Executive”).

WHEREAS, on December 8, 2020, LCP Edge Intermediate, Inc., a Delaware corporation and indirect parent of the Company, Parent and certain other parties named therein entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things the Company will become an indirect wholly owned subsidiary of Parent (collectively, the “Transaction”);

WHEREAS, the Company and Executive are party to that certain employment agreement, dated as of September 21, 2020 (the “Prior Agreement”);

WHEREAS, the Company desires to continue employ Executive pursuant to the terms of this Agreement, and Executive desires to enter into this Agreement and to accept such employment with the Company, in each case, subject to the terms and provisions of this Agreement; and

WHEREAS, the parties intend that this Agreement shall supersede the Prior Agreement in its entirety.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

I.

EMPLOYMENT

The Company hereby agrees to continue to employ Executive and Executive agrees to continue employment with the Company upon the terms and conditions herein set forth.

A. Employment. Executive shall serve as Chief Financial Officer of Parent during the Term (as defined below). Executive agrees to perform such duties as may be assigned to Executive from time to time by the Board of Directors of Parent (the “Parent Board”). Executive agrees to devote substantially all of Executive’s business time and attention and best efforts to the affairs of Parent and the Company during the Term. Executive shall have such responsibilities, power and authority as are customarily associated with the positions of chief financial officer in public companies, subject to the delegation of authority guidelines established by the Parent Board from time to time, and shall report solely and directly to the Parent Board.

B. Term. The term of employment of Executive hereunder (the “Term”) will be for the period commencing on the date on which the Transaction closes (the “Effective Date”) and ending on the earliest of:

1.	The date of termination of Executive’s employment in accordance with Article IV of this Agreement;

2.	The date of Executive’s voluntary retirement in accordance with the Company’s plans and policies; or

3.	The date of Executive’s death.

C. Principal Work Location. During the Term, Executive shall perform the services required by this Agreement at the Company’s offices in Long Beach, California (the “Principal Location”), except for travel to other locations as may be reasonably necessary to fulfill his duties and responsibilities hereunder.

II.

COMPENSATION

A. Base Salary. During the Term, the Company shall pay to Executive a base salary (the “Base Salary”) at the rate of $415,000.00 per year during 2021, payable in substantially equal semi-monthly installments pursuant to the Company’s standard payroll practices. The Base Salary will be reviewed no less frequently than annually and may be adjusted upward (but not downward) by the Parent Board (or a committee thereof) in its sole discretion.

B. Annual Incentive: For each fiscal year of the Parent ending during the Term, Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) targeted at 60% of Base Salary (the “Target Bonus”). The actual amount of any Annual Bonus will be based upon achievement of specified levels of performance goals set by the Parent Board in consultation with Executive. Any Annual Bonus that becomes payable shall be paid at such times as annual bonuses are generally paid to senior executives of Parent, typically on or before, but in no event later than, March 15th of the calendar year following the year in which they are earned and, except as provided in Section 4, subject to Executive’s continued employment through the applicable payment date. Executive’s Target Bonus opportunity shall be subject to annual review by the Parent Board, and adjustments may be made at any time based upon the Parent Board’s review of market trends, internal considerations and performance. The Target Bonus opportunity shall not be reduced at any time (including after any such increase).

C. Long-Term Incentives.

1. As soon as practicable following the Effective Date, Parent will grant to Executive an option to purchase seven hundred forty-four thousand (744,000) shares of Parent common stock (the “Option”) pursuant to Parent’s 2021 Incentive Award Plan, as amended and/or restated from time to time (or any successor thereto) (the “Incentive Plan”). The Option shall have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of a share of Parent common stock on the grant date. Twenty-five percent (25%) of the shares of Parent common stock subject to the Option will vest on each of the first four (4) anniversaries of the Effective Date, subject to Executive’s continued employment with the Company through the applicable vesting date. The Option will be subject to the terms and conditions of the Plan and an award agreement substantially in the form attached hereto as Exhibit A (the “Option Agreement”), to be entered into between the Parent and Executive.

2. As soon as practicable following the Effective Date and the filing of the Form S-8 relating to the Incentive Plan, Parent will grant to Executive an award of performance share units covering 50,000 shares of Parent common stock (“PSUs”) under the Incentive Plan. The PSUs will be subject to the terms and conditions (including vesting conditions set forth in the Incentive Plan and an award agreement substantially in the form attached hereto as Exhibit B, to be entered into between Parent and Executive.

3. For each fiscal year of Parent ending during the Term (commencing with 2022), Executive shall be eligible for one or more grants of long-term incentive awards (“Awards”) having a grant-date value determined by the Compensation Committee of the Parent Board (the “Compensation Committee”), based upon the Compensation Committee’s review of market trends, internal considerations and performance. The type of any such Award and the relevant terms and conditions (including vesting conditions) shall be determined by the Compensation Committee. Each Award will be subject to the terms and conditions of the Incentive Plan and an award agreement prescribed by Parent, to be entered into between Parent and Executive.

D. Reimbursement of Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by Executive in performing services hereunder, including all reasonable expenses of travel, and reasonable living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

E. Benefits. During the Term, Executive shall be eligible to participate in and be covered by all health, insurance, pension, disability insurance and other employee plans and benefits maintained by the Company for the benefit of its employees from time to time (collectively referred to herein as the “Company Benefit Plans”), on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements. Nothing contained in this Section 2.6 shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

F. Vacation and Holidays. During the Term, Executive shall participate in the Company’s Permissive Paid Time Off program, the terms of which can be modified by the Company at any time at the discretion of the Company. Executive shall also be entitled to such holidays as are established by the Company for all employees.

III.

NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

A. Confidentiality Agreement. Concurrently with the execution and delivery of this Agreement, and as part of the consideration for the promises and undertakings by Parent and the Company in this Agreement, Executive shall execute and deliver the Employee Proprietary Information and Inventions Assignment Agreement attached as Exhibit C hereto and incorporated herein by reference (the “Confidentiality Agreement”).

B. Other Activities. Subject to the terms of the employment hereunder, during the Term, Executive shall devote substantially all of Executive’s business time and best efforts to the performance of Executive’s duties and responsibilities for Parent and the Company and shall not serve on the board of directors of any for profit or not-for-profit entity without the prior consent of the Parent Board. Executive will not, without the prior written approval of the Parent Board, engage in any other business activity or investment opportunity which is or may be competitive with the business of Parent or its affiliates, or which, individually or in the aggregate, would materially interfere or conflict with the performance of Executive’s duties, services, and responsibilities hereunder, or which is in violation of applicable employee policies established from time to time by the Parent or the Company.

C. No Violation of Other Agreements. Executive represents that, to the best of Executive’s knowledge, the entrance into this Agreement and the performance of all the terms of this Agreement and as an officer of Parent and employee of the Company does not and will not breach any contract to which Executive is bound or any legal obligation of Executive:

1. Not to compete or to interfere with the business of a former employer (which term for purposes of this Section 3.3 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant); or

2. Not to solicit employees, customers or vendors of any former employer.

IV.

TERMINATION

A. Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

1.	Cause. “Cause” shall be defined as follows:

a.

Executive has (A) engaged in an act of theft, embezzlement or fraud or, breach of confidentiality or fiduciary duty relating to the Company; (B) breached any law, rule, regulation or policy or procedure of Parent or the Company (including but not limited to policies and procedures pertaining to harassment and discrimination); or (C) been convicted of, or plea of guilty or nolo contendere to, any felony;

b.	Executive has materially breached any of the provisions of this Agreement, the Confidentiality Agreement or any other material agreement with Parent, the Company or any of their affiliates;

c.	Actions by Executive involving willful malfeasance or gross negligence in the performance of Executive’s duties which have or are reasonably likely to result in a material liability to the Company;

d.

Executive’s willful failure or refusal to perform Executive’s duties as required by this Agreement if such failure to perform Executive’s duties is not cured to the reasonable satisfaction of the Parent Board within ten (10) days following written notice to Executive;

e.	Executive’s willful violation of any Company policy that that is demonstrably and materially injurious to the business, financial condition or reputation of the Company or its Affiliates.

For purposes of the foregoing definition of Cause, no act or failure to act by a Participant shall be deemed willful or intentional if performed in good faith and with the reasonable belief that the action or inaction was in the best interests of the Company and its affiliates.

2.	Change in Control. “Change in Control” shall have the meaning set forth in the Incentive Plan, as amended and/or restated from time to time.

3.

Disability. “Disability” shall mean that Executive has become entitled to receive benefits under the Company’s applicable long-term disability plan or, if no such plan covers Executive, “Disability” means a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder in substantially a full-time capacity (reasonable absences because of sickness for up to three (3) consecutive months excepted; provided, however, that any new period of incapacity or absence shall be deemed consecutive with a prior period of incapacity or absence if the new capacity or absence is determined by the Parent Board, in good faith, to be related to the prior incapacity or absence). A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Parent Board and Executive or, in the event of Executive’s incapacity to designate a doctor, Executive’s legal representative. In the absence of agreement between the Parent Board and Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

4.	Good Reason. “Good Reason” means, without Executive’s written consent, the occurrence of any one or more of the following:

a.

A material reduction in Executive’s Base Salary or Target Bonus (excluding any reductions in Executive’s Base Salary, and any corresponding reductions in Executive’s Target Bonus, in connection with temporary across-the-board salary reductions imposed on substantially all of the Company’s senior executives that do not exceed, in the aggregate, ten percent (10%) of Executive’s Base Salary during any twelve (12)-month period).

b.

The relocation of Executive’s principal place of employment to a location that is greater than twenty-five (25) miles from the Principal Location if that relocation increases Executive’s commute by twenty-five (25) miles or more.

c.

A material reduction in Executive’s title, duties or responsibilities as contemplated by this Agreement (other than during a period of physical or mental incapacity); provided, however, that if Executive is not re-elected as a member of the Parent Board by the shareholders of Parent after having been nominated by the Board, then this clause (iii) shall not apply.

Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (1) Executive provides Parent with written notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (2) Parent or the Company, as applicable, fails to cure such acts or omissions within thirty (30) days following Parent’s receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of such cure period.

B. Termination by Company. The Company may terminate Executive’s employment hereunder immediately, with or without Cause, or due to Executive’s Disability. This Agreement will automatically terminate upon Executive’s death during the Term.

C. Termination by Executive. Executive may terminate this Agreement without Good Reason upon sixty (60) days’ written notice to the Parent Board, and Executive may terminate this Agreement for Good Reason in accordance with Section 4.1(d) above.

D. Benefits Received Upon Termination.

1.

If Executive’s employment terminates during the Term for any reason, then the Company shall pay or provide to Executive: (i) Executive’s earned but unpaid Base Salary through the Date of Termination (as defined below), (ii) to the extent required by applicable law, any vacation earned but not taken through the Date of Termination, and (iii) any vested amounts due to Executive under any plan, program or policy of the Company (collectively, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within thirty (30) days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program. The Company and Parent shall thereafter have no further obligations to Executive under this Agreement.

2.

If Executive’s employment is terminated by the Company without Cause (excluding termination by reason of death or Disability), or Executive terminates his employment for Good Reason, in either case, prior to the consummation of a Change in Control or more than twelve (12) months after the consummation of a Change in Control, then upon Executive’s “separation from service” from the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “Separation from Service” and, the date of any such Separation from Service, the “Date of Termination”), subject to Section 4.5 below, the Company shall:

a.

pay to Executive an amount equal to Executive’s earned but unpaid Annual Bonus for the fiscal year ending immediately prior to the year in which the Date of Termination occurs, said Annual Bonus to be paid as and when annual bonuses are payable for such year generally;

b.

pay to Executive as severance pay an amount equal to eighteen (18) months of Executive’s Base Salary in effect as of the Date of Termination with such payments to be made in accordance with the Company’s usual payroll periods during the eighteen (18) month period commencing on the Date of Termination; provided, that no such payments shall be made prior to the date on which the Release (as defined below) becomes effective and irrevocable and, if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, no payments under this Section 4.4(b)(ii) shall be made prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto (if any) shall instead be paid commencing on the first regularly scheduled Company payroll date occurring in the latter such calendar year);

c.

pay to Executive a pro-rated Target Bonus amount for the year in which the Date of Termination occurs, determined by multiplying Executive’s Target Bonus for the year in which the Date of Termination occurs by a fraction, the numerator of which equals the number of days Executive was employed by the Company during the calendar year in which the Date of Termination occurs and the denominator of which equals 365 or 366 (as applicable) (a “Pro-Rata Bonus”), payable on the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable, provided, that if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, such payment shall be made on the first regularly scheduled payroll date in the second (2nd) such calendar year or, if later, the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable; and

d.

subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, during the period commencing on the Date of Termination and ending on the date that is eighteen (18) months thereafter, or, if earlier, the date on which Executive becomes covered by a group health insurance program provided by a subsequent employer (in either case, the “COBRA Period”), the Company shall reimburse Executive for Executive’s and Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

3.

If within twelve (12) months following the consummation of a Change in Control, Executive’s employment is terminated either by the Company without Cause (excluding by reason of death or Disability) or by Executive for Good Reason, then, in either case, upon Executive’s Separation from Service, subject to Section 4.5 below, the Company shall:

a.

pay to Executive an amount equal to Executive’s earned but unpaid Annual Bonus for the year ending immediately prior to the year in which the Date of Termination occurs, said Annual Bonus to be paid as and when annual bonuses are payable for such year generally;

b.

pay to Executive as severance pay an amount equal to the sum of (A) eighteen (18) months of Executive’s Base Salary in effect as of the Date of Termination and (B) one and one-half (1.5) Executive’s Target Bonus for the year in which the Date of Termination occurs, such payments to be made in accordance with the Company’s usual payroll periods during the eighteen (18) month period commencing on the Date of Termination; provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, no payments under this Section 4.4(c)(ii) shall be made prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto (if any) shall instead be paid commencing on the first regularly scheduled Company payroll date occurring in the latter such calendar year);

c.

pay to Executive a Pro-Rata Bonus, payable in a lump sum on the first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable, provided, that if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, such payment shall be made on the first regularly scheduled payroll date in the second (2nd) such calendar year or, if later, the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable; and

d.

subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, during the COBRA Period, the Company shall reimburse Executive for Executive’s and Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury

Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

e.

Executive agrees that, if (i) a Change in Control occurs within twelve (12) months following the consummation of the Transaction (or pursuant to a binding agreement entered into within such twelve (12) month period) and (ii) Executive’s Termination occurs within thirty (30) days after such Change in Control, then, notwithstanding anything to the contrary in any other plan or agreement, including without limitation the Incentive Plan, the Option Agreement, and the award agreement governing the PSUs, such Termination will not result in any accelerated vesting of the Option or the PSUs.

4.

Termination Because of Employee Death or Disability. In the event of Executive’s Disability, Executive acknowledges that his employment may be terminated by the Company; provided that, during the period of the Disability prior to such termination of employment, Executive shall continue to receive all compensation and benefits as if Executive were actively employed less any sums received directly by Executive, if any, under any applicable disability income insurance policy maintained by the Company. In the event that the Company terminates Executive’s employment due to his Disability, Executive shall have the right to continue to receive any payments made under any applicable disability insurance policy maintained by the Company in accordance with, and subject to the terms and conditions of, such policy. In addition, Executive (or Executive’s estate) shall receive a Pro-Rata Bonus within thirty (30) days following the Date of Termination due to death or Disability and any earned but unpaid Annual Bonus for the year ending immediately prior to the year in which the Date of Termination occurs, said Annual Bonus to be paid as and when annual bonuses are payable for such year generally.

E. Release. Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the amounts provided for in Section 4.4(b) or (c) hereof (as applicable) that Executive execute and deliver to the Company a release of claims substantially in the form attached hereto as Exhibit D that becomes effective and irrevocable no more than sixty (60) days after the date on which Executive’s employment terminates.

F. Effect of Termination. Upon any termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have immediately resigned as Chief Financial Officer of Parent and the Company, and in any other capacity with Parent and the Company (including as an employee, officer and/or director), as well as with all subsidiaries, if applicable, without the giving of any notice or the taking of any action.

V.

SUCCESSORS AND ASSIGNS

A. Assignment. This Agreement shall inure to the benefit of and be binding upon Parent, the Company and to any person or entity which succeeds to all or substantially all of the business of Parent and/or the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of Parent and/or the Company. To the extent that any such successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Parent and/or the Company does not automatically, under applicable law, assume all obligations under this Agreement, then Parent and/or the Company will utilize its best efforts to obtain the agreement of the successor or assign to assume all the obligations arising from this Agreement, and to perform this Agreement in the same manner and to the same extent that Parent and/or the Company would be required to perform it if no such succession or assignment had taken place. Any failure of Parent and/or the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be deemed to be a material breach of this Agreement unless otherwise agreed to between Executive and such successor or assign. The obligations of this Article shall apply equally to Parent and the Company, as herein before defined, and to any future successor or assign to its business which automatically by operation of law or otherwise (including pursuant to such successor’s or assign’s agreement to assume all obligations arising from this Agreement) becomes bound by all the terms and provisions of this Agreement (i.e. the obligation to use best efforts to obtain the agreement of a potential second successor is assumed by the first successor when it assumes the obligations of this Agreement). The obligations of this Article V shall also apply to any corporation (i.e., subsidiary or affiliated company) where Parent or the Company owns the majority of the voting securities of the corporation and the corporation becomes the employer for Executive at any time during the term of this Agreement.

B. Executive Assigns. This Agreement is personal to Executive and, without the prior written consent of Parent, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, heirs, distributees, devisees and legatees.

VI.

EXCESS PARACHUTE PAYMENTS; LIMITATION ON PAYMENTS

A. Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, then such remaining Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation within the meaning of Section 409A of the Code, in each case, beginning with payments or benefits that are to be paid the farthest in time from the determination of the Independent Advisors (as defined below). All reasonable fees and expenses of the Independent Advisors shall be borne solely by the Company.

B. Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by Parent, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

VII.

GENERAL PROVISIONS

A. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to Parent or the Company:	The Beauty Health Company
1819 West Avenue
Bay 2
Miami Beach, Florida 33139
Attn: Executive Chairman
If to Executive:

to the last address on file for Executive with the Company or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices or change of address shall be effective only upon receipt.

B. Amendments; No Waivers. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by Executive, Parent and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

C. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, without regard to its conflicts of law principles.

D. Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

E. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

F. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof, including without limitation the Prior Agreement. This Agreement, together with the Confidentiality Agreement, is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, together with the Confidentiality Agreement, constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement. Notwithstanding anything herein to the contrary, (i) this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect prior to the Effective Date and unless and until the Transaction is fully consummated in conformity with the terms of the Merger Agreement and (ii) in the event that the Merger Agreement is terminated in accordance with its terms, the Transaction is not consummated for any reason, or Executive’s employment with the Company terminates for any reason prior to the closing of the Transaction, this Agreement will automatically terminate and be void ab initio.

G. Arbitration.

1.

All disputes, controversies, and claims between Executive and Parent and/or the Company, or any of its officers, directors, employees, or agents in their capacity as such, including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, that arise under or are related to this Agreement Executive’s employment with the Company or the termination thereof shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures (the current version of which are available at http://www.jamsadr.com/rules-employment-arbitration/ and a copy of which will be provided by the Company to Executive upon Executive’s request). Notwithstanding the foregoing, this Agreement shall not require arbitration pursuant to this Section 7.7 of any claims: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

2.

The arbitration shall take place before a single neutral arbitrator at the JAMS office in Los Angeles, California. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided, that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

3.

The Company shall pay all arbitrator fees, filing fees and other costs unique to the arbitration procedure (in each case, to the extent required by applicable law), except that if Executive initiates a claim subject to arbitration, Executive will pay any filing fee up to the amount Executive would be required to pay if Executive initiated the claim in the Superior Court of Los Angeles for the State of California for the County of Los Angeles. All other fees and costs shall be shared evenly by the Company and Executive. In the event of arbitration relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including, without limitation, reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom).

4.

EXECUTIVE, PARENT AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

5.

EXECUTIVE, PARENT AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

6.

This Section 7.7 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 7.7 would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 7.7. To the extent applicable law imposes additional requirements to allow enforcement of this Section 7.7, this Agreement shall be interpreted to include such terms or conditions.

H. Indemnification. To the extent permitted by law, applicable statutes and the Articles of Incorporation, By-laws or resolutions of Parent and the Company in effect from time to time, during the Term, Executive shall be entitled to indemnification by Parent and the Company. In addition, during the Term, Parent and/or the Company shall provide Executive with coverage under the directors and officers liability insurance policy, if any, maintained by Parent and/or the Company for the benefit of the members of the Parent Board and officers of Parent and the Company, to the same extent as such coverage is provided to members of the Parent Board and similarly-situated executive officers of Parent and the Company.

I. Section 409A.

1.

To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, Parent or the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, Parent and the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that Parent and the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 7.9(a) does not, and shall not be construed so as to, create any obligation on the part of Parent or the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of Parent or the Company for any failure to do so. In no event shall Parent, the Company, any of their respective affiliates or any of their respective officers, directors or advisors be liable for any taxes, penalties or interest imposed under or by operation of Section 409A. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

2.

Notwithstanding anything to the contrary in this Agreement, no compensation or benefits (including, without limitation, any compensation or benefits provided pursuant to Section 4.4(b) or (c) above) shall be paid to Executive during the six (6)-month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).

J. Withholding. Any payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to applicable law or regulation, and the Company and its affiliates shall be entitled to withhold any and all such taxes from amounts payable hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE

/s/ Liyuan Woo
By Liyuan Woo

[Signature Page to CFO Employment Agreement]

PARENT

/s/ Brenton L. Saunders
Brent Saunders, Executive Chairman of the Parent Board

[Signature Page to CFO Employment Agreement]

COMPANY

/s/ Clinton E. Carnell
Clint Carnell, CEO

[Signature Page to CFO Employment Agreement]

EXHIBIT A

OPTION AWARD AGREEMENT

THE BEAUTY HEALTH COMPANY

2021 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

CEO and CFO FORM

The Beauty Health Company, a Delaware corporation (the “Company”) has granted to the participant listed below (“Participant”) the stock option (the “Option”) described in this Stock Option Grant Notice (the “Grant Notice”), subject to the terms and conditions of The Beauty Health Company 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[____]

Grant Date:	[____], 2021

Exercise Price per Share:	[____]

Shares Subject to the Option:

Final Expiration Date:	[____]

Vesting Commencement Date:	[____], 2021

Vesting Schedule:

Twenty-five percent (25%) of the Shares subject to the Option will vest on each of the first four anniversaries of the Vesting Commencement Date, subject to Participant’s continued status as a Service Provider through the applicable vesting date. Notwithstanding the foregoing, (x) if Participant incurs a Termination of Service due to Participant’s death or Disability, subject to and conditioned upon Participant’s (or Participant’s estate’s) timely execution and non-revocation of a release of claims in a form prescribed by the Company (a “Release”) that becomes effective and irrevocable no later than sixty (60) days following such Termination of Service (the date such Release becomes effective and irrevocable, the “Release Effective Date”), the Option will vest in full (to the extent then-unvested) upon the Release Effective Date (and shall remain outstanding and eligible to vest through the Release Effective Date and shall automatically be forfeited if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following such termination), and (y) if a Change in Control is consummated more than twelve (12) months after [Closing

Date], 2021 (the “Closing Date”) and Participant’s status as a Service Provider is terminated by the Company or its Subsidiaries without Cause (as defined in the Agreement) or due to Participant’s resignation for Good Reason (as defined in the Employment Agreement between Participant and the Company, dated [___]), in either case, within twelve (12) months following the consummation of such Change in Control, subject to and conditioned upon Participant’s timely execution and non-revocation of a Release that becomes effective and irrevocable no later than sixty (60) days following such Termination of Service, the Option will vest in full (to the extent then-unvested) upon the Release Effective Date (and shall remain outstanding and eligible to vest through the Release Effective Date and shall automatically be forfeited if the Release does not become effective and irrevocable on or prior to the sixtieth (60th) day following such termination).

If (i) a Change in Control occurs within twelve (12) months following the Closing Date (or pursuant to a binding agreement entered into within such twelve (12) month period) and (ii) Participant’s status as a Service Provider is terminated by the Company or its Subsidiaries without Cause (as defined in the Agreement) or due to Participant’s resignation for Good Reason within twelve (12) months after such Change in Control, then, notwithstanding anything to the contrary in any other plan or agreement, such termination will not result in any accelerated vesting of the Option.

Type of Option	[Incentive Stock Option]/[Non-Qualified Stock Option]

By accepting (whether in writing, electronically or otherwise) the Option, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

THE BEAUTY HEALTH COMPANY	PARTICIPANT

By:
Name:	[Participant Name]
Title:

STOCK OPTION AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

●

GENERAL

● Grant of Option. The Company has granted to Participant the Option effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

● Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan.

●

PERIOD OF EXERCISABILITY

● Commencement of Exercisability. The Option will vest and become exercisable according to the vesting schedule in the Grant Notice (the “Vesting Schedule”) except that any fraction of a Share as to which the Option would be vested or exercisable will be accumulated and will vest and become exercisable only when a whole vested Share has accumulated; provided, however, that, notwithstanding the foregoing or anything to the contrary in the Grant Notice or this Agreement, in no event may the Option be exercised (in whole or in part) prior to the date on which the Company files a Form S-8 Registration Statement covering the Shares subject to the Option. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, the Option will immediately expire and be forfeited as to any portion of the Option that is not vested and exercisable as of Participant’s Termination of Service for any reason (after taking into consideration any accelerated vesting and exercisability which may occur in connection with such Termination of Service, if any).

● Duration of Exercisability. The Vesting Schedule is cumulative. Any portion of the Option which vests and becomes exercisable will remain vested and exercisable until the Option expires. The Option will be forfeited immediately upon its expiration.

● Expiration of Option. Except as may be extended in accordance with Section 5.3 of the Plan, the Option may not be exercised to any extent by anyone after, and will expire on, the first of the following to occur:

● The final expiration date in the Grant Notice;

● Except as the Administrator may otherwise approve, the expiration of three (3) months from the date of Participant’s Termination of Service, unless Participant’s Termination of Service is for Cause (as defined below), due to Participant’s voluntary resignation or by reason of Participant’s death or Disability;

● Except as the Administrator may otherwise approve, the expiration of one year from the date of Participant’s Termination of Service by reason of Participant’s death or Disability;

● Except as the Administrator may otherwise approve, the expiration of one (1) month from the date of Participant’s Termination of Service due to Participant’s voluntary resignation for any reason; and

● Except as the Administrator may otherwise approve, Participant’s Termination of Service for Cause.

2.4 Cause Definition. As used in this Agreement, “Cause” means (i) if Participant is a party to a written employment or consulting agreement with the Company or a Subsidiary in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, the occurrence of any one or more of the following events:

(a) Participant has engaged in an act of dishonesty, theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, law, rule, regulation or policy or procedure of the Company (including but not limited to policies and procedures pertaining to harassment and discrimination); Participant’s commission of, or plea of guilty or nolo contendere to, any crime or offense (other than minor traffic violations or similar offenses), or any act by Participant constituting a felony;

(b) Participant’s gross or repeated neglect of, or repeated or willful failure to perform, his or her duties to the Company, or Participant’s history of substandard performance, if such substandard performance is not cured to the satisfaction of the Board, the Chief Executive Officer of the Company (the “CEO”) (unless Participant is the CEO), and/or Participant’s manager within ten (10) days following notice to Participant;

(c) Participant has breached any of the provisions of any employment, confidentiality, restrictive covenant or other agreement between Participant and the Company or an affiliate thereof;

(d) actions by Participant involving malfeasance or gross negligence in the performance of, Participant’s duties;

(e) Participant’s failure or refusal to perform Participant’s duties to the Company on an exclusive and full-time basis if such failure to perform Participant’s duties is not cured to the satisfaction of the Board, the CEO (unless Participant is the CEO), and/or Participant’s manager (as applicable) within ten (10) days following notice to the Participant;

(f) Participant’s insubordination or failure to follow the Board’s (or the CEO’s (unless Participant is the CEO) or such Participant’s manager’s) instructions;

(g) Participant’s violation of any rule, regulation, or policy of the Company or the Board (or Participant’s manager) applicable to similarly-situated employees of the Company generally, including, without limitation, rules, regulations, or policies addressing confidentiality, non-solicitation or non-competition, if such violation is not cured to the satisfaction of the Board, the CEO (unless Participant is the CEO), and/or Participant’s manager (as applicable) within ten (10) days following notice to the Participant;

(h) Participant’s use of alcohol or illicit drugs in a manner that has or would reasonably be expected to have a detrimental effect on Participant’s performance, Participant’s duties to Company, or the reputation of the Company or its affiliates; or

(i) Participant’s performance of acts which are or could reasonably be expected to become materially detrimental to the image, reputation, finances or business of the Company or any of its affiliates, including but limited to the Participant’s commission of unlawful harassment or discrimination.

●

EXERCISE OF OPTION

● Person Eligible to Exercise. During Participant’s lifetime, only Participant may exercise the Option. After Participant’s death, any exercisable portion of the Option may, prior to the time the Option expires, be exercised by Participant’s Designated Beneficiary as provided in the Plan.

● Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised, in whole or in part, according to the procedures in the Plan at any time prior to the time the Option or portion thereof expires, except that the Option may only be exercised for whole Shares.

● Tax Withholding; Exercise Price.

● Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Option in satisfaction of any exercise price and/or applicable withholding tax obligations, in accordance with the Plan. With respect to tax withholding obligations, the number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, in accordance with Section 9.5 of the Plan.

● Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Option, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Option. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.

● Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

●

OTHER PROVISIONS

● Adjustments. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

● Clawback. The Option and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

● Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

● Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

● Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

● Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

● Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Option will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

● Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

● Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

● Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Option, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof

● Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

● Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

● Incentive Stock Options. If the Option is designated as an Incentive Stock Option:

● Participant acknowledges that to the extent the aggregate fair market value of shares (determined as of the time the option with respect to the shares is granted) with respect to which stock options intended to qualify as “incentive stock options” under Section 422 of the Code, including the Option, are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such stock options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such stock options (including the Option) will be treated as non-qualified stock options. Participant further acknowledges that the rule set forth in the preceding sentence will be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code. Participant also acknowledges that if the Option is exercised more than three months after Participant’s Termination of Service, other than by reason of death or disability, the Option will be taxed as a Non-Qualified Stock Option.

● Participant will give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or other transfer is made (i) within two years from the Grant Date or (ii) within one year after the transfer of such Shares to Participant. Such notice will specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

● Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

* * * * *

EXHIBIT B

PSU AWARD AGREEMENT

The BeautyHealth Company

2021 INCENTIVE AWARD PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

The BeautyHealth Company, a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Performance-Based Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of [ 🌑 ] 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[____]

Grant Date:	[____], 2021

Number of RSUs at Maximum:	[____][1]

Vesting Commencement Date:	[____], 2021

Vesting Schedule:

(a) General. Subject to clause (b) below, and further subject to and conditioned upon Participant’s continued service as a Service Provider through the last day of the Performance Period, a number of RSUs shall vest on the last day of the Performance Period equal to (i) the total number of RSUs granted hereby multiplied by (ii) the applicable vesting percentage (“Vesting Percentage”) set forth below, which shall be determined based on greater of (x) the Company’s Average Stock Price during the Year 3 Measurement Period and (y) the Company’s Average Stock Price during the Year 4 Measurement Period (each forgoing capitalized term as defined below), as follows:

	Average Stock Price During the Applicable Measurement Period:	Vesting Percentage (% of Maximum):
Below Threshold	Less than $25.00	0%
Threshold/Target	$25.00	66.67%
Stretch	$30.00	80%
Maximum	$37.50 or greater	100%

[1]	Note to Draft: Insert number of RSUs at maximum.

In the event that the Company’s Average Stock Price falls between the Threshold and Target values or Target and Maximum values specified in the table above, the Vesting Percentage shall be interpolated on a linear basis (for clarity, if Average Stock Price falls below the Threshold value, the Vesting Percentage shall equal 0%).

Notwithstanding the foregoing, in the event that a Change in Control is consummated during the Performance Period and Participant remains in continued service as a Service Provider until at least immediately prior to such Change in Control:

(i) In the event that (A) the Shares do not continue to be publicly traded following the consummation of such Change in Control and (B) no Assumption of the RSUs (as defined in Section 8.3 of the Plan) occurs in connection with such Change in Control, then, immediately prior to the Change in Control, a number of RSUs will vest based solely on the per-Share consideration paid or payable (as applicable) in connection with such Change in Control (as determined by the Administrator) or, if the Change in Control is consummated after the third anniversary of the Vesting Commencement Date, the Company’s Average Stock Price during the Year 3 Measurement Period (if greater); and

(ii) In the event that (A) the Shares do not continue to be publicly traded following the consummation of such Change in Control and (B) an Assumption of the RSUs (as defined in Section 8.3 of the Plan) occurs in connection with such Change in Control, then, effective immediately prior to the closing of the Change in Control, the RSUs will be deemed to convert into a number of unvested RSUs determined based solely on the per-Share consideration paid or payable (as applicable) in connection with such Change in Control (as determined by the Administrator) or, if the Change in Control is consummated after the third anniversary of the Vesting Commencement Date, the Company’s Average Stock Price during the Year 3 Measurement Period (if greater). Such unvested RSUs (as so assumed and adjusted in connection with the Change in Control) will be eligible to vest in full on the last day of the Performance Period in accordance with this clause (a) (based solely on the Participant’s continued status as a Service Provider through such date) or upon Participant’s Termination of Service as provided in clause (b) below.

(b) Termination of Service; Change in Control. Notwithstanding clause (a) above:

(i) If Participant incurs a Termination of Service prior to the last day of the Performance Period, then the RSUs shall vest under clause (a) above or be forfeited (as applicable) in accordance with the following table. Any vesting of the RSUs pursuant to the following table shall (A) be subject to Participant (or Participant’s estate, as applicable) timely executing and not revoking a release of claims in a form prescribed by the Company (a “Release”) that becomes effective and irrevocable no later than sixty (60) days following such Termination of Service (the date such Release becomes effective and irrevocable, the “Release Effective Date”), and (B) be effective as of the Release Effective Date:

Reason for Termination of Service	If the Termination of Service Occurs Before the Third Anniversary of the Vesting Commencement Date, then:	If the Termination of Service Occurs On or After the Third Anniversary of the Vesting Commencement Date but Before the Fourth Anniversary of the Vesting Commencement Date, then:
Death or Disability (as defined below)	A number of RSUs will vest based on the Company’s Average Stock Price over the Termination Measurement Period (as defined below).	A number of RSUs will vest based on the greater of (i) the Company’s Average Stock Price over the Termination Measurement Period and (ii) the Company’s Average Stock Price over the Year 3 Measurement Period.

Without Cause [or for Good Reason (as defined below)] Prior to the Consummation of a Change in Control	All RSUs will be forfeited upon such Termination of Service without payment.	A number of RSUs will vest based on the Company’s Average Stock Price over the Year 3 Measurement Period.

Without Cause [or for Good Reason] Within 24 Months After the Consummation of a Change in Control	A number of RSUs will vest based on the Company’s Average Stock Price over the Termination Measurement Period.	A number of RSUs will vest based on the greater of (i) the Company’s Average Stock Price over the Termination Measurement Period and (ii) the Company’s Average Stock Price over the Year 3 Measurement Period.

Any Other Reason (Including for Cause or without Good Reason)	All RSUs will be forfeited upon such Termination of Service without payment.	All RSUs will be forfeited upon such Termination of Service without payment.

(ii) With respect to sub-clause (i) above, (A) the RSUs shall remain outstanding and eligible to vest following Participant’s Termination of Service through the Release Effective Date and shall automatically be forfeited on the sixtieth (60th) day following such termination if the Release does not become effective and irrevocable on or prior to such date, and (B) any RSUs that do not become vested on the Release Effective Date pursuant to the applicable sub-clause shall be immediately forfeited on such date.

(c) Termination; Forfeiture. Unless earlier terminated as set forth in this Grant Notice or the Agreement, any RSUs that have not become vested on or prior to the last day of the Performance Period will thereupon be automatically forfeited by Participant without payment of any consideration therefor. Except as set forth in clause (b) above, if Participant experiences a Termination of Service for any reason prior to the last day of the Performance Period, all then-unvested RSUs will thereupon be automatically forfeited by Participant without payment of any consideration therefor.

(d) Definitions. For purposes hereof, the following terms shall have the respective meanings set forth below:

(i) “Average Stock Price” shall mean, with respect to any Measurement Period, the average Fair Market Value of a Share over such Measurement Period.

(ii) “Cause” shall have the meaning set forth in [the employment agreement between Participant and [the Company], dated [___]] / [the Company’s Executive Severance Plan].2

(iii) “Good Reason” shall have the meaning set forth in [the employment agreement between Participant and [the Company], dated [___]] / [the Company’s Executive Severance Plan].3

(iv) “Year 3 Measurement Period” means the ninety (90)-day period ending on the third (3rd) anniversary of the Vesting Commencement Date.

(v) “Year 4 Measurement Period” means the ninety (90)-day period ending on the fourth (4th) anniversary of the Vesting Commencement Date.

(vi) “Measurement Period” means each of the Termination Measurement Period, the Year 3 Measurement Period and the Year 4 Measurement Period.

(vii) “Performance Period” means the period commencing on the Vesting Commencement Date and ending on the fourth (4th) anniversary of the Vesting Commencement Date.

(viii) “Termination Measurement Period” means the ninety (90)-day period ending on (and including) the date of Participant’s Termination of Service.

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

[2]

Note to Draft: To be updated based on whether Participant is party to an employment agreement or a participant in the Executive Severance Plan (if neither, the “Cause” definition from the Executive Severance Plan will be added here).

[3]	Note to Draft: To be updated based on whether Participant is party to an employment agreement or a participant in the Executive Severance Plan (if neither, “Good Reason” will be removed).

[●]	PARTICIPANT

By:
Name:	[Participant Name]
Title:

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in in this Agreement or the Grant Notice that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan.

1.3 Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1 Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Except as otherwise set forth in the Grant Notice, the Plan or this Agreement, and unless the Administrator otherwise determines, in the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service, if any).

2.2 Settlement.

(a) RSUs that vest will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than sixty (60) days following the date on which the applicable RSU vests (or, in the case of any accelerated vesting that occurs on the Release Effective Date pursuant to the Grant Notice, no later than sixty (60) days following the date on which the applicable Termination of Service occurs).

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law or an applicable provision of the Plan until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

(a) Unless the Administrator otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award (including the RSUs) in satisfaction of any applicable withholding tax obligations, in accordance with the Plan. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, in accordance with Section 9.5 of the Plan.

(b) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Clawback. The RSUs and the Shares issuable hereunder shall be subject to clawback or recoupment in accordance with this Section 4.2. In the event that the Administrator, in its good faith discretion, determines that Participant has committed an act that constitutes Cause and such act has resulted in or would reasonably be expected to result in material harm to the Company and/or its affiliates, the Board may seek recoupment of up to the full amount of the RSUs and Shares issued upon settlement thereof and/or any proceeds received upon the sale of any such Shares. Nothing in this Section 4.2 shall limit the application of any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.9 Severability. If any portion of the Grant Notice or this Agreement or any action taken under the Grant Notice or this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Grant Notice and/or this Agreement (as applicable), and the Grant Notice and/or this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.11 Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.13 Governing Law. The Grant Notice and this Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

* * * * *

EXHIBIT C

CONFIDENTIALITY AGREEMENT

THE HYDRAFACIAL COMPANY

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment by Edge Systems LLC d/b/a The HydraFacial Company (together with its parents and subsidiaries and any of their respective successors or assigns, the “Company”), and my receipt of the compensation paid to me by the Company pursuant to the employment agreement entered into between me and the Company (the “Employment Agreement”) concurrently with the execution of this Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Date (as defined in the Employment Agreement), I, the undersigned, agree as follows:

1. Proprietary Information. During the term of my employment with the Company, I may receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation, information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (i)(a) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Work Product (as defined below), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (b) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (c) information concerning or resulting from any research and development or other project, including without limitation, experimental work, and product development plans, regulatory compliance information, and research, development and regulatory strategies, and (d) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation, information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (ii) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to me by the Company or such third party at the Company’s direction. Any information disclosed by any of the Company’s affiliated companies or by any company, person or other entity participating with the Company in any consortium, partnership, joint venture or similar business combination, which would otherwise constitute Proprietary Information if disclosed by the Company, shall be deemed to constitute Proprietary Information under this Agreement, and the rights of the Company under this Agreement may be enforced by any such affiliate or participating entity (as well as by the Company) with respect to any violation relating to the Proprietary Information disclosed by such affiliate or entity, as if that affiliate or entity were also a party to this Agreement.

2. Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment with the Company, without the prior written consent of the Company on a case-by-case basis, and to cooperate with the Company and use my best efforts not to prevent the unauthorized us or disclosure or reproductions of any Proprietary Information. In addition, I agree not to copy or remove any tangible materials containing Proprietary Information from the premises of the Company, except in the proper performance of my duties as an employee of the Company or with the prior written consent of the Company on a case-by-case basis. Upon termination of my employment with the Company, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (a) my compensation and benefits records, and (b) this Agreement. I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (i) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (ii) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (iii) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose any Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give notice to the Company. I agree to cooperate reasonably with the Company (at the Company’s request) in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. If I learn of any possible unauthorized use or disclosure of Proprietary Information, I shall cooperate fully with the Company to enforce its rights in such information. Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit me from (x) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (y) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to my attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and/or (z) making disclosures that are protected by the National Labor Relations Act or similar applicable law.

3. Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

4. Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into my possession in the course of my employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment with the Company, or at any time upon request by the Company. I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

5. Inventions.

(a)

Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures, I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me in the course of my employment by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.

(b)

Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit B. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

(c)

Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

(d)

Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.3, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 5.4 shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

(e)

Prior Contracts Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit C, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (i) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (iii) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit C a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit C at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use any Background Technology in the course of my employment or incorporate any Background Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.

(f)

Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6. Restrictive Covenants. I agree to fully comply with the covenants set forth in this Section 6 (the “Restrictive Covenants”). I further acknowledge and agree that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Proprietary Information and goodwill.

(a)

Non-Competition. During the term of my employment by the Company, I will not without the prior written approval of the Board of Directors of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company), in each case, which is a current or potential supplier, customer or competitor of the Company, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while I was employed by the Company.

(b)	Non-Solicitation.

(i) During the term of my employment with the Company and for a period of one (1) year thereafter I will not (i) solicit for employment or engagement, any employee, consultant or independent contractor of the Company, or (ii) solicit, encourage, induce or attempt to induce or assist others to solicit, encourage, induce or attempt to induce any employees, consultants or independent contractors of the Company who were employed or engaged by the Company at any time during the term of my employment with the Company to terminate their employment or engagement with the Company.

(ii) During the term of my employment with the Company, I will not solicit, divert or take away, or attempt to divert or take away, the business of any customer or client of the Company (served by the Company during the twelve (12)-month period prior to the termination of my employment with the Company) on my own behalf or on behalf of any person or entity other than the Company.

(c)

No Defamatory Communications. During the term of my employment with the Company and thereafter, I agree that I will not make any public or private statement which would reasonably be expected to defame or disparage the Company or any of its employees, officers, managers or directors. Notwithstanding the foregoing, this Section 6.3 shall not preclude me from making any statement to the extent required by law or legal process.

(d)

Extension. Without limiting the Company’s ability to seek other remedies available in law or equity, if I violate the provisions of Section 6.2(a), I shall continue to be bound by the restrictions set forth in such section until a period of one year has expired without any violation of such provisions.

(e)

Interpretation. If any restriction set forth in Section 6.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7. Notification to Other Parties. In the event of termination of my employment with the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

8. Employment at Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated for any lawful reason or for no reason, without cause or notice, at my option or the Company’s option, subject to and except as otherwise expressly set forth in the Employment Agreement. The Restrictive Covenants will remain in effect for the periods specified in this Agreement, unless such Restrictive Covenants are modified by a further written agreement signed by both an authorized officer of the Company and me which expressly alters such Restrictive Covenants.

9. Miscellaneous.

(a)

The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign this Agreement to any affiliate or successor in interest, including any person or entity that, whether by way of merger, sale, acquisition, corporate re-organization or otherwise, directly or indirectly acquires all or substantially all of the business or assets of the Company.

(b)

This Agreement, together with the Employment Agreement, constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter.

(c)

Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(d)

The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision(s) of this Agreement shall not impact the validity or enforceability of any other provision(s) of this Agreement, which shall remain in full force and effect.

(e)

I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. I also agree that if the Company prevails in any action or proceeding to enforce my obligations under this Agreement, I will pay all of the Company’s expenses relating to any such action or proceeding including, without limitation, all reasonable attorney’s fees, if so authorized by applicable state and/or federal law.

(f)

The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California exclusively, without reference to any conflict laws rule that would result in the application of the laws of any other jurisdiction. I agree that upon the Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Los Angeles County, California, and I hereby agree to consent to the personal jurisdiction of such courts. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(g)

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

(h)	Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason.

(i)

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND THAT I HAVE EITHER CONSULTED WITH OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

IN WITNESS WHEREOF, I have executed this document as of _______________, 20__.

Employee:

Address:

AGREED AND ACKNOWLEDGED:

EDGE SYSTEMS LLC d/b/a

THE HYDRAFACIAL COMPANY

By:
Name:
Title:

Address:	The HydraFacial Company
2165 E Spring Street
Long Beach, CA 90806

Exhibit A

Termination Certificate

I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of The HydraFacial Company or its affiliates (together, the “Company”), or copies thereof, including, without limitation, any item of Proprietary Information listed in Section 4 of the Company’s Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”) to which I am a party, but not including copies of my own compensation and benefits records (in each case, to the extent expressly permitted by the Agreement).

I further certify that I have complied with all of the terms of the Agreement signed by me. I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of it business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my employment by the Company unless authorized in writing to disclose such information (i) by an executive officer of the Company, in the event that I am not an executive officer of the Company, or (ii) by the Board of Directors of the Company, in the event that I am an executive officer of the Company. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

Date: _____________

(Employee’s Signature)

(Printed or Typed Name of Employee)

Exhibit B

California Labor Code

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit C

Background Technology

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.

EXHIBIT D

RELEASE

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Release”) is entered into on [•], 20[•] by and between Vesper Healthcare Acquisition Corp. (“Parent”), Edge Systems LLC d/b/a The HydraFacial Company (the “Company”), and [•] (“Executive”). In consideration of the payments and benefits set forth in the Employment Agreement (the “Employment Agreement”) between Executive, Parent and the Company, effective May 4, 2021 (the “Effective Date”), to which Executive first became legally entitled following the Effective Date, Executive agrees as follows:

1.	General Release and Waiver of Claims.

(a)

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors, assigns and representatives (the “Releasor”) hereby irrevocably and unconditionally releases and forever discharges each of Parent, the Company, and their respective partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them (collectively, the “Releasees”), of and from any and all manner of action or actions, cause or causes of action, judgments, obligations, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Releasor now has, ever had or may hereafter have against any Releasee, by reason of any act, omission, practice, conduct, event, cause, or other matter whatsoever from the beginning of time up to and including the date that Executive executes this Release, to the fullest extent permitted by law.

(b)

Without limiting the generality of the foregoing, Releasor releases and discharges Releasees from any and all claims in any way arising out of, based upon, or related to Executive’s employment with Parent and/or the Company, the termination of employment of Executive by Parent and/or the Company and/or the events surrounding the circumstances relating to that termination, including, but not limited to: (i) any and all claims arising under tort, contract and quasi-contract law, including, but not limited to, claims of breach of contract (express or implied), tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, wrongful or retaliatory discharge, fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress or compensatory or punitive damages; (ii) any and all claims for monetary or equitable relief, including, but not limited to, attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs, and disbursements; and (iii) and any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination In

Employment Act (“ADEA”), the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the False Claims Act, the Employee Retirement Income Security Act, the Federal Worker Retraining and Notification Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the California Fair Employment and Housing Act, the California Unfair Competition Law, the California Equal Pay Law, the Moore-Brown-Roberti Family Rights Act of 1991, the California Labor Code, the California Worker Adjustment and Retraining Notification Act, California Wage and Hour laws, the California False Claims Act, the California Constitution and the California Corporate Criminal Liability Act, and any other federal, state or local law or ordinance prohibiting employment discrimination, harassment or retaliation. This Release does not release claims arising after the date Executive executes this Release, nor claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Parent and/or the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against Parent and/or the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from Parent and/or the Company before the EEOC, NLRB, or other administrative body). Notwithstanding the foregoing, this Release does not apply to (i) any lawsuit brought to challenge the validity of this Release under the ADEA, (ii) payments or benefits under Article IV of the Employment Agreement, which payments and benefits (among other good and valuable consideration) are provided in exchange for this Release, (iii) any claims for indemnification arising under any applicable indemnification obligation of Parent and/or the Company, (iv) accrued or vested benefits under any applicable Parent and/or Company employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act) and (v) any rights as a shareholder of the Parent or pursuant to any option, restricted stock unit or other equity compensation award agreement or plan.

(c)	Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive, being aware of, understanding and acknowledging the significance and consequence of specifically waiving California Civil Code Section 1542, hereby expressly waives and relinquishes all rights and benefits Executive may have thereunder, as well as any other applicable statutes or common law principles of similar effect, in order to effect a full and complete general release as described above. Thus, notwithstanding the provisions of California Civil Code Section 1542, and to implement a full and complete release, Executive expressly acknowledges this Release is intended to include in its effect, without limitation, all claims he does not know or suspect to exist in his favor at the time of signing this Release, and that this Release contemplates the extinguishment of any such claims.

2.	Consideration and Revocation Period. By signing this Release, Executive represents and warrants that:

(a)

Under the Federal Age Discrimination in Employment Act of 1967, as amended , and the applicable rules and regulations promulgated thereunder, Parent and the Company advise Executive that he should consult with independent counsel before executing this Release; and Executive acknowledges that he has been so advised. Executive further acknowledges that he has had at least [twenty-one (21)][forty-five (45)] days to consider this Release before signing it and Executive further acknowledges that if he signs this Release prior to the expiration of the [twenty-one (21)][forty-five (45)] day period, Executive waives the remainder of that period.

(b)

Executive acknowledges that he has carefully read this Release in its entirety; that he has had an adequate opportunity to consider it; that he understands all its terms; and that he knowingly and voluntarily assents to all the terms and conditions contained herein, including, without limitation, the waiver and release contained herein.

(c)

Executive further acknowledges that he has seven (7) calendar days following the date he signs this Release to revoke it and this Release shall not become effective until the eighth day following the date on which Executive signs this Release. Executive understands that if he wishes to revoke this Release, Executive must deliver written notice of revocation [(which may be by email)], stating Executive’s intent to revoke this Release on or before 5:00 p.m. (PST) of the seventh (7th) day after the date on which Executive signs this Release to [TITLE], at [ADDRESS]. Executive acknowledges that if Executive revokes this Release, Executive will not receive any payments or benefits pursuant to Article IV of the Employment Agreement.

3.

No Assignment. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim released hereunder which Executive may have against each Releasee and Executive agrees to indemnify and hold each Releasee harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by any Releasee as the result of any such assignment or transfer or any rights or claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any Releasee against Executive under this indemnity

4.

Proceedings. Executive agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the claims released hereunder or in any manner asserts against any Releasee any of the claims released hereunder, then Executive agrees to pay to such Releasee, in addition to any other damages caused to such Releasee thereby, all attorneys’ fees incurred by such Releasee in defending or otherwise responding to said suit or claim. Notwithstanding the foregoing, the foregoing sentence shall not apply to the extent such attorneys’ fees are attributable to Executive’s good faith challenge to or a request for declaratory relief with respect to the validity of the waiver herein under the ADEA.

5.

Nonadmission. Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by any of the Releasees, all of whom have consistently taken the position that they have no liability whatsoever to Executive.

6.

Confidential Information. Executive acknowledges and agrees that Executive is bound by that certain Confidentiality Agreement (as defined in the Employment Agreement). Executive hereby reaffirms the covenants, terms and conditions set forth in the Confidentiality Agreement, and acknowledges and agrees that the Confidentiality Agreement remains in full force and effect in accordance with its terms

7.

Severability. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative

8.	Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this General Release of all Claims this ____ day of ___________________ 20____.

[Name]